NONQUALIFIED DEFERRED COMPENSATION AGREEMENT

     This Nonqualified Deferred Compensation Agreement (the "Agreement") is made and entered into effective March 14, 2000 (the "Effective Date"), between Swift Transportation Co., Inc., an Arizona corporation ("Swift"), and William F. Riley, III, a Phoenix, Arizona resident ("Riley").

                                     RECITAL

     The purpose of this Agreement is to provide an incentive for Riley to remain in Swift's employ through at least June 24, 2006 (the "Vesting Date"), and to motivate Riley to maintain the level of capable, industrious, and efficient performance of his duties that has marked his service to Swift.

                                   AGREEMENTS

     NOW,  THEREFORE,   in  consideration  of  the  foregoing  recital  and  the
agreements herein contained, the parties agree as follows:

1. Deferred Compensation Account.

          a. Contingent Deposits. Until the earliest to occur of Riley's death or permanent disability, termination with or without cause, or the Vesting Date, Swift shall deposit each month, from March, 2000, through June, 2006, the sum of $50,738.67 into an investment account (the "Account") held by a National Association of Securities Dealers, Inc. member broker dealer designated by Swift's Board of Directors (the "Board") for the benefit of Swift. Such deposits shall occur on the 24th day of each month commencing March 24, 2000, or the next succeeding business day. The final deposit shall be made on the Vesting Date.

          b. Designating Investments. Riley, for so long as funds remain in the Account, shall be entitled to direct the investment of funds in the Account toward any combination of mutual funds, bonds, publicly-traded stocks, and money market accounts. If requested to do so by Riley, the Board may engage investment advisers or brokers that offer these investment choices, and all costs of such services and administering the Account shall be charged against the Account. Riley shall be entitled to make investment designations at reasonable intervals approved by Swift's Chief Executive Officer, or, in the absence of such approval, quarterly.

          c. Earnings or Loss; Taxes. It is acknowledged and understood that the cumulative total of all deposits to the Account, if made in the amount of $50,738.67 over 76 payments, will be $3,856,138.92, and any earnings thereon or appreciation therein will be tax-affected at Swift's highest marginal tax rates

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(state and  federal) and  retained by Swift.  The  earnings  (gain) or loss from investments made pursuant to paragraph b. of this Section 1, net of taxes on earnings or gains and any expenses properly chargeable thereto, shall be determined annually for the Account at the close of the year by the Board, and reported to Riley.

          d. Withdrawl from Account. It is acknowledged and understood that Swift shall withdraw funds from the Account equal to the amount of funds paid to Riley pursuant to paragraphs d. or e. of Section 2 of this Agreement. Funds remaining in the Account following such withdrawals shall remain subject to this
Section 1.

2. Swift's Obligation to Pay Deferred Compensation.

          a. Payment on Vesting Date. Provided payment is not otherwise required or prohibited under this Agreement, on the Vesting Date the Board shall authorize and direct the payment of funds to Riley pursuant to paragraph e. of this Section 2.

          b. Death or Disability. If Riley dies or becomes permanently disabled (as hereinafter defined) before the Vesting Date, the Board shall authorize and direct payment of funds to Riley's estate, in the case of his death, or to Riley, in the case of his permanent disability, pursuant to paragraph e. of this
Section 2. For purposes of this Agreement, permanent disability shall mean the inability, for physical or mental reasons, of Riley to perform the essential functions of his position with Swift for more than a six month period, as determined by a medical doctor selected by Swift.

          c. Termination for Cause. In the event Riley's employment with Swift is terminated for "Cause" prior to the Vesting Date, Riley shall be entitled to receive nothing under the terms of this Agreement. Cause shall mean:

          i. If Riley is convicted or pleads guilty or no contest under any applicable criminal code or statute of a felony or of any misdemeanor involving fraud or dishonesty against Swift or any affiliated or successor entity;

          ii. If Riley breaches any fiduciary duty to Swift or any affiliated or successor entity;

          iii. If Riley, willfully and continually neglects to substantially perform those duties reasonably expected of a person in his position and fails to cure such performance within ten (10) days after a majority of Swift's directors, other than Riley, deliver a written demand for substantial performance that specifically identifies the manner in which such directors believe Riley has not substantially performed his duties; or

          iv. If Riley ceases to be continuously employed on a full-time basis at any time prior to the Vesting Date, except in the event of death, permanent disability, or termination without cause.

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For purposes of this Agreement,  continuously employed shall mean the lack of an unapproved absence from his duties for a period of 30 consecutive days, unless within ten (10) days after written notice to return is given, Riley shall have returned to the performance of his duties on a full-time basis.

          d. Termination Without Cause. Except as provided for in paragraph b. of this Section 2, in the event Riley is terminated other than for Cause prior to the Vesting Date, the Board shall authorize and direct the payment of funds to Riley as follows: Riley shall be entitled to receive an amount equal to 50% of the value of the Account on the immediately preceding December 31st (the "Termination Without Cause Amount"). In determining the Termination Without Cause Amount, Swift shall calculate the value of the funds in the Account on such date, net of taxes on earnings or gains and any expenses properly chargeable to the Account as referenced in Section 1.c. The Termination Without Cause Amount shall be paid to Riley net of federal or state payroll tax or other required withholdings, in the manner and at the time(s) prescribed for payment of Deferred Compensation in paragraph e. of this Section 2.

          e. Payment of Deferred Compensation. To the extent Riley or his estate is entitled to receive payment under paragraphs a. or b. of this Section 2 (the "Deferred Compensation") or the Termination Without Cause Amount pursuant to paragraph d. of this Section 2, such payment shall be paid to Riley or his estate in annual installments; the first installment to be paid on December 24, 2006, and later installments on the anniversary thereof. In determining the amount of any annual installment, Swift shall calculate the value of funds in the Account on the date an installment is paid (the "Installment Date"), net of taxes on earnings or gains, federal and state payroll tax or other required withholdings, and any expenses properly chargeable to the Account as referenced in Section 1.c. On each Installment Date, Swift shall pay to Riley or his estate the lesser of $1,000,000, or the amount (the "Difference") by which all applicable employee remuneration (as "applicable employee remuneration" is defined under Section 162(m)(4)(A) of the Internal Revenue Code, as amended) received by Riley from Swift in the year the installment is paid, is less than the deductible salary cap imposed with respect to "covered employees" under
Section 162(m)(1) of the Internal Revenue Code, as amended (currently $1,000,000). Notwithstanding the foregoing, if any determination of the balance of the Account, as computed above, results in a value that does not exceed the lesser of $ 1,000,000 or the Difference, such value shall be the amount of the final installment payment.


          f. Rights to Deferred  Compensation or the  Termination  Without Cause
Amount. Any rights to Deferred Compensation or the Termination Without Cause Amount that Riley or his estate may acquire under the terms of this Agreement shall be mere unsecured contractual rights against Swift. Such rights may not be anticipated, transferred, assigned, alienated, pledged, or encumbered by Riley, his estate, or any of his beneficiaries, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process initiated by the creditors of Riley, his estate, or his beneficiaries.

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3. Miscellaneous.

          a. Rights and Title to Certain Assets. Nothing in this Agreement shall be construed as bestowing upon Riley, his estate, or his beneficiaries a preferred claim on, or any beneficial ownership interest in, any assets of Swift, including those assets held in the Account. Swift shall at all times retain title to and beneficial ownership of any assets, whether cash or investments, which Swift may set aside or earmark to meet its contingent deferred obligations hereunder.

          b. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to its subject matter and may be altered or amended only by a writing signed by both parties.

          c.   Counterparts.   This   Agreement  may  be  executed  in  separate
counterparts, each of which shall be considered an original and together shall constitute the entire document.

          d. Applicable Law; Severabiltiy. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona. In the event any provision of this Agreement is held invalid, illegal, or unenforceable in whole or in part, neither the validity of the remaining part of such provision, nor the validity of any other provision of this Agreement, shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision there shall be added automatically a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and still be legal, valid, or enforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective on the Effective Date.


SWIFT TRANSPORTATION CO., INC.

By: /s/ Jerry Moyes                       /s/ William F. Riley III
    -------------------------------       --------------------------------------
    Jerry Moyes, President                 William F. Riley III, Individually

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